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                                                                      EXHIBIT 23



                               CONSENT OF KPMG LLP




The Board of Directors
Florsheim Group Inc.:

We consent to the use of our report dated March 21, 2000, on the consolidated balance sheets of Florsheim Group Inc. and subsidiaries as of January 2, 1999 and January 1, 2000, the related consolidated statements of operations and comprehensive income, cash flows, and shareholders' equity for the years ended January 3, 1998, January 2, 1999, and January 1, 2000 and related financial statement schedule, which is included in the January 1, 2000 annual report on Form 10-K of Florsheim Group Inc.





KPMG LLP
March 29, 2000